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                                                                   EXHIBIT 11.1

                          APPLIED DIGITAL ACCESS, INC.
         STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                  (UNAUDITED)
                 (Amounts in thousands, except per share data)

                                                        FOR THE THREE MONTHS
                                                           ENDED MARCH 31,
                                                        1996            1996
                                                        ----            ----
Net income (loss)                                     ($1,449)          ($868)
                                                      =======          ======
Reconciliation of weighted average number of shares outstanding to amount used in net income per share computation:

Weighted average number of shares outstanding          12,310          11,939
Weighted average number of options and
  warrants outstanding,                                    --              --
                                                      -------          ------
Weighted average number of shares
  outstanding                                          12,310          11,939
                                                      =======          ======
Net income (loss) per share                            ($0.12)         ($0.07)
                                                      =======          ======

See Note 3 to Condensed Financial Statements